Exhibit 99.B(p)(25)

J A N U S C A P I T A L G r o u p

JANUS CORPORATE CODE OF
BUSINESS CONDUCT AND ETHICS

POLICY

“ACT IN THE BEST INTEREST OF OUR STOCKHOLDERS AND INVESTORS – EARN

THEIR CONFIDENCE WITH EVERY ACTION”

LAST REVISED NOVEMBER 20, 2003

INTRODUCTION

Janus Capital Group Inc., and its Subsidiaries (hereafter collectively referred to as “JNS”), have always required that JNS’ business be conducted in accordance with the highest ethical and legal standards, and in such a manner as to avoid any actual or perceived conflict of interest.

This Corporate Code of Business Conduct and Ethics Policy (the “Code”) applies to all Directors, Officers, and full-time, part-time or temporary Employees of JNS. The Code is intended to ensure that you (i) observe applicable legal and ethical standards in the performance of your duties and in pursuit of JNS’ goals and objectives; (ii) adhere to the highest standards of loyalty, candor and care in all matters relating to our stockholders and our company; (iii) conduct all business dealings consistent with the Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of your position of trust and responsibility; and (iv) not use any material non-public information in securities trading or divulge such information to any persons who may. The Code does not cover every issue that may arise, but it sets out basic principles to guide all personnel. Adherence to the Code is critical to maintaining the integrity, reputation and performance of JNS.

You should note that certain portions of the Code (such as the rules regarding insider trading) may also apply to others, including certain members of your family.

You are required to read, understand and retain the Code and to sign and submit an Acknowledgment of Receipt Form to Compliance upon commencement of employment or other services. On an annual basis thereafter, you will be required to complete an Annual Certification Form. By completing these Forms you confirm that (i) you have received, read and asked any questions necessary to understand the Code; (ii) you agree to conduct yourself in accordance with the Code; and (iii) you have complied with the Code during such time as you have been associated with JNS. You will also be required on an annual basis to complete a Conflict of Interest and Compliance Questionnaire.

You are also responsible for reporting matters involving violations or potential violations of this Code or applicable legal and regulatory requirements by JNS personnel of which you may become aware. Information regarding reporting of problems and potential issues is discussed in this Code under the heading “REPORTING ILLEGAL OR UNETHICAL BEHAVIOR.” An Employee who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making the report. Retaliation is a serious violation of this policy and any concern about retaliation should be reported immediately. Any person found to have retaliated against an Employee for reporting violations will be subject to appropriate disciplinary action.

If you have questions or concerns regarding the Code and the rules or policies and procedures under the Code, you may talk to your supervisor, any Designated Compliance Representative, Designated Legal Representative or the Ethics Committee.

In addition to this Code, each Director, Officer, and full-time, part-time or temporary Employee of JNS must comply with each Subsidiary’s Personal Trading Code of Ethics Policy, Gift Policy and Outside Employment Policy. These Policies, each of which has been approved by the Ethics Committee, have been distributed separately from this Code.

DEFINITIONS

The following definitions are used throughout the Code. You are responsible for reading and being familiar with each definition.

1.              “Company Securities” is any security (including restricted stock) or option issued by JNS or Janus Capital Group Inc.

2                 “Designated Compliance Representatives” are David Kowalski and Ernie Overholt or their designee(s).

3.              “Designated Legal Representatives” are Douglas Beck, Curt Foust, Bonnie Howe, Kelley Howes and Heidi Walter or their designee(s).

4.              “Directors” are members of the Board of Directors of JNS.

5.              “Employees” are all Directors, Officers, and full-time, part-time or temporary employees of JNS and its Subsidiaries, as well as consultants, independent contractors and others performing services for JNS under its supervision or control.

6.              “Ethics Committee” is comprised of Thomas Early, David Kowalski, Ernie Overholt and Loren Starr.

7.              “Janus Funds” are any investment companies or other collective investment vehicles advised or sub-advised by JNS or any of its Subsidiaries.

8.                 “JNS” is Janus Capital Group Inc.

9.                 “Officers” are Officers of JNS.

10.           “Restricted Personnel” shall mean:

1)                        Any Director or Officer of JNS;

2)                        Any Employee who in the ordinary course of his or her business has access either directly or indirectly to material non-public information regarding JNS (such as certain specified members of the JNS internal audit, finance and legal staffs); and

3)                      Any other persons determined by the Ethics Committee as potentially having access to material non-public information regarding JNS.

11.           “Subsidiary” means any JNS organization that is consolidated with JNS for financial reporting purposes. The current subsidiaries of JNS are Janus Capital Management LLC, Janus Institutional Services LLC, Janus Services LLC, Janus Distributors LLC, Janus Capital International LLC, Janus Holding Corporation, Janus International Holding LLC, Janus International Ltd., Janus International (Asia) Ltd., Janus Capital Trust Manager Ltd., Enhanced Investment

Technologies LLC (INTECH), Bay Isle Financial LLC, Berger Financial Group LLC and Nelson Money Managers plc.

ADHERENCE TO ETHICAL STANDARDS

JNS is committed to complying with the highest ethical standards in pursuing its business interests and all Employees are expected to observe those standards as well. JNS and its Employees will fulfill this commitment in order to protect JNS from criticism and litigation and to preserve and enhance JNS’ reputation as a good corporate citizen. Stated generally, some of the ethical standards to which JNS is committed, and for which all Employees are individually accountable, are as follows:

1.     Becoming familiar with and conducting JNS’ business in compliance with applicable laws.

2.     Protecting the environment and the safety and health of our Employees, our customers, our communities and others.

3.     Treating all customers, clients, suppliers, competitors and Employees honestly and fairly.   No JNS personnel should take improper advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair practices during the course of their employment with or service to JNS.

4.     Promoting equal employment opportunities and the fair treatment of all Employees, while providing a work environment free of any form of harassment.

5.     Avoiding situations where personal interests are, or appear to be, in conflict with JNS’ or its clients’ interests.

6.     Safeguarding and properly using JNS’ proprietary information, assets and other resources.

7.     Maintaining confidentiality of non-public information and not acting on such information for personal gain.

8.     Exercising good judgment in making legal political contributions or in using political influence.

9.     Promoting full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by JNS.

Certain of those ethical standards are discussed in more detail below.

CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of JNS or its clients. A conflict situation can arise when an Employee, Officer or Director takes actions or has interests that may make it difficult to perform his or her JNS work objectively and effectively. Conflicts of interest may also arise when an Employee, Officer or Director, or members of his or her family, receives improper personal benefits as a result of his or her position in JNS. Loans to, or guarantees of obligations of Employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a JNS Employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member without prior approval by the Ethics Committee. The best policy is to avoid any direct or indirect business connection with our customers, clients, suppliers and competitors, except on our behalf. Conflicts of interest are prohibited as a matter of JNS policy, except under guidelines approved by the Ethics Committee. Each Employee has an obligation to make prompt and full disclosure in writing of any situation which may involve a conflict of interest. This includes, but is not limited to, the following:

1.     Ownership by an Employee, or a family member, of a significant financial interest in any outside enterprise which does or seeks to do business with, or is a competitor of JNS.

2.     Serving as a Director of any public company.

3.     Serving as a Director, Officer, partner, consultant, or in any other key role, in any private company, or serving in any non-Director position with a public company, that does or seeks to do business with, or is a competitor of JNS, without prior approval by the Ethics Committee.

4.     Acting as a broker, finder or other intermediary for the benefit of a third-party in transactions involving JNS or its interests and/or its clients.

5.     Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the Employee from acting in the best interest of JNS.

If the Ethics Committee determines that any such ownership, service, actions, arrangements or circumstances pose a risk of an actual or potential conflict of interest, the Ethics Committee may impose restrictions or prohibitions as it determines to be necessary to protect JNS’ reputation and integrity.

COMPLIANCE WITH LAWS AND REGULATIONS

Compliance with applicable laws and regulations is a critical element of JNS’ ethical standards. Because of its diverse operations, JNS is subject to legal and regulatory requirements that are both numerous and complex. All Employees should understand those applicable laws and regulations and ensure that JNS’ operations in which they are involved are conducted in conformity with those laws and regulations.

JNS has always required that all Employees conduct JNS’ business in accordance with all applicable laws and regulations. The failure of Employees to strictly adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability. It is the personal responsibility of each Employee to comply with applicable laws and regulations. In addition, each Employee is charged with the responsibility of reporting any behavior or conduct that could constitute a civil or criminal offense.

The following guidelines are a brief outline of several areas of the law which are the most frequent sources of personal or corporate civil and criminal liability. The list is not intended to be either exhaustive or definitive. In the event an Employee has any concern whatsoever that his or her conduct or the conduct of others may result in personal or corporate liability, the Employee should seek specific guidance and advice from JNS’ Chief Compliance Officer.

ANTITRUST LAWS

The following is a very brief summary of the antitrust laws as they apply to JNS. The antitrust laws were enacted to promote competition and regulate what we can do when we are acting alone or together with our competitors. The antitrust laws provide criminal and civil penalties which can be imposed on JNS and its Employees. Individuals found guilty of an antitrust offense often face the prospect of spending years in jail and paying large fines. Companies which commit antitrust violations can be required to pay hundreds of millions of dollars to injured parties.

JOINT CONDUCT

Companies often must work together and may legally do so under certain circumstances. There are, however, some activities prohibited by the antitrust laws. The number one prohibition is probably price fixing. Competing companies cannot make agreements on prices, nor can they agree on other terms affecting price such as frequency of service, liability provisions and credit terms. It is also illegal for competitors to engage in a group boycott or agree not to compete, for example, by dividing up a market geographically.

Whether joint conduct is legal is a question which should always be referred to JNS’ Chief Compliance Officer. The answer will depend on each factual situation. For example, it may be legal to set standards in one case, but illegal in a similar case. While JNS’ Chief Compliance Officer is responsible for judging whether proposed joint activity is legal under antitrust laws, it is the duty of each Employee who asks such a question to disclose all of the facts to JNS’ Chief Compliance Officer, not just those which the Employee feels justify the proposed joint conduct.

UNILATERAL CONDUCT

When a company acts on its own, antitrust becomes an issue only when the company has some degree of control over a market, sometimes referred to as “market power.” If it has enough market power, the antitrust laws may prohibit the company from refusing to deal with a customer or refusing to sell the customer something over which it has market power, unless the customer buys something else from the company (a “tying arrangement”). What JNS can or cannot do when it has market power is a question for JNS’ Chief Compliance Officer. While the threshold question of whether JNS has market power is a difficult one, Employees should err on the safe side and assume that JNS has such market power in instances where it has the only appropriate facility or service available. In those situations, it is the responsibility of each Employee to seek legal advice.

INTENT

Intent is a crucial factor in any antitrust case. Intent to injure a customer or competitor can create antitrust liability. In antitrust terms, Employees are expected to act in a manner which enhances the competitiveness of JNS, and Employees must never take an action with the intent of injuring a customer or a competitor.

SECURITIES LAWS

The laws and regulations involving the issuance, buying and selling of Company Securities are both stringent and complicated. You should review and be familiar with the restrictions discussed below in the Insider Trading Policy and, if you are a Director or Officer, Section 16 Compliance.

OTHER LAWS

Employees must observe all other applicable laws and regulations. In order to be relatively short and readable, this policy does not attempt to catalog the many statutes which may come into play. Whenever Employees have questions as to the legality of any conduct — past, present or proposed — it is their responsibility to contact JNS’ Compliance Department. You should also be aware of the Personal Trading Code of Ethics, Gift and Outside Employment Policies of the JNS Subsidiary for which you work, as they provide protection against legal requirements applicable to investment company and investment advisory operations and should be strictly adhered to by all personnel covered by those Policies.

PROPER ACCOUNTING

Compliance with accepted accounting rules and controls is expected at all times. The books of account must truly reflect the transactions they record. All assets of JNS, including bank accounts in which JNS cash is on deposit and any other cash accounts shall be recorded in the regular books of JNS.

JNS requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many Employees regularly use business expense accounts which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to JNS’ record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult JNS’ Legal Department.

PAYMENTS TO GOVERNMENT
EMPLOYEES, CUSTOMERS AND OTHERS

Acts of hospitality should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of either the person entertained or JNS. All such acts should be performed with the expectation that they will become a matter of public knowledge.

The Foreign Corrupt Practices Act requires that JNS be cautious in making any payments to foreign agents under circumstances in which it might appear that these payments were made to foreign officials to induce them to give JNS business or buy JNS’ products. The Foreign Corrupt Practices Act prohibits the bribing of any government official. Other laws, as well as JNS’ policy, prohibit commercial bribery of any other nature. Payments that JNS makes to agents or distributors should always be strictly for services rendered, and the amount stated should be reasonable given the nature of those services.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate JNS policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. JNS’ Chief Compliance Officer can provide guidance to you in this area.

POLITICAL CONTRIBUTIONS

Employees shall not use JNS funds, directly or indirectly, for contributions of any kind to any political party or committee in the United States (except where permitted by federal law) or to any candidate for or holder of any federal office. JNS contributions may be made to political parties or committees, or to any candidate for or holder of any state or local office, when permitted by applicable law. In countries other than the United States, the policy shall be determined in accordance with local law and practice, as well as United States law.

CONFIDENTIAL INFORMATION

Ethical behavior includes safeguarding the security of confidential business information. Employees shall not reveal confidential business or proprietary information to anyone within the organization who does not have a need to know or to any third-party without the prior consent of the Chief Compliance Officer. This applies even after you have terminated your employment, association or your term on the Board of Directors. Patentable and secret processes, product information, pricing and any other information that is proprietary to JNS must remain that way. The obligation of Employees to protect JNS’ confidential information includes its proprietary information. Proprietary information includes, but is no limited to, business, marketing and service plans, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, research activities and plans, portfolio and investment strategies and modeling, transactions, holdings, marketing or sales plans, pricing or pricing strategies, databases, records, salary information, any unpublished financial data and reports, including information concerning revenues, profits and profit margins and any information concerning JNS’s technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination and arrangement of the contents thereof.

Employees shall not disclose any non-public information (whether or not it is material) relating to JNS or its securities and Janus Fund holdings or transactions to any person outside JNS unless the third-party has a need to know or unless such disclosure has been authorized by the Chief Compliance Officer. Material non-public information may not be communicated to anyone, including any Director, Officer or Employee of JNS, except as provided in this Code. Access to such information must be restricted. For example, access to files containing material non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

To avoid unintended disclosures, it is important that all Employees take the following steps with respect to confidential or non-public information:

1.     Do not discuss confidential information in public places such as elevators, hallways or social gatherings.

2.     To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard by Employees with a business need for being in the area.

3.     Avoid use of speakerphones in areas where unauthorized persons may overhear conversations.

4.     Avoid use of wireless and cellular phones or other means of communication under circumstances in which they may be intercepted.

5.     Where appropriate, maintain the confidentiality of client, customer, shareholder and stockholder identities by using code names or numbers for confidential projects.

6.     Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and to store such documents in secure locations when they are not in use.

7.     Destroy copies of confidential documents no longer needed for a project unless required to be saved pursuant to applicable record keeping policies or requirements.

REGULATION FD (FAIR DISCLOSURE)

You should also be aware that JNS is obligated under applicable securities laws and regulations to provide fair disclosure of material information to the public marketplace. Regulation FD (Fair Disclosure), adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, prohibits selective disclosure of material nonpublic information by senior officials and certain other employees of public companies to securities market professionals and investors.

In order to limit the number of persons who are covered by Regulation FD, JNS has designated certain officers (including its CEO, CFO, General Counsel, Investor Relations and Public Relations) as the only personnel permitted to communicate with analysts, brokers, investment bankers, asset managers, investment advisors, hedge fund managers or other market professionals in the investment community (including shareholders in their capacity as such) on behalf of, or with respect to matters concerning JNS. If you have not been notified by JNS’ Disclosure Committee that you are one of the aforementioned designated persons, and you receive an inquiry from a member of the investment community, you should refer the inquiry to one or more of such persons, and should not comment on the subject of the inquiry. Please note that this limitation does not apply to discussions regarding non-JNS matters in the course of your business (e.g., communications by portfolio managers and research personnel regarding portfolio companies), although the other requirements of this Code do apply.

CORPORATE OPPORTUNITIES

Employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No Employee may use corporate property, information or position for improper personal gain, and no Employee may compete with JNS directly or indirectly except as authorized in advance by the Ethics Committee (or, in the case of Directors and Officers, the JNS Board of Directors). Employees, Officers and Directors owe a duty to JNS to advance its legitimate interests when the opportunity arises.

USE OF CORPORATE ASSETS

All Employees should endeavor to protect JNS’ assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on JNS’ profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. JNS equipment should generally not be used for non-JNS business, though incidental personal use is permitted.

The obligation of Employees to protect JNS’ assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, portfolio and investment strategies, pricing information, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate JNS policy. It could also be illegal and result in civil or even criminal penalties. In addition, if you invent, discover, improve or create anything during your employment that is related directly or indirectly to JNS’ business or activities, or developed using time, material or facilities of JNS, you are required to: disclose such work to your supervisor; assign all rights to the work to JNS; and assist JNS, both during and after your employment in recording and/or protecting JNS’ interests in the work, including assistance to enable JNS to obtain patent, copyright or other protection for the work.

INSIDER TRADING POLICY

Federal securities laws generally prohibit persons who have material non-public information (“inside information”) about an issuer from buying or selling securities of that issuer. (The definition of “material information” is discussed below.) These laws also prohibit persons who possess inside information from disclosing this information to others (a practice known as “tipping”) who may buy or sell.

The consequences of insider trading violations can be severe. Under current laws, individuals who trade on inside information – or provide inside information to others (also known as “tipping”) – can be liable for a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million and a jail term of up to twenty years. Under current laws, JNS and any Employee who fails to take appropriate steps to prevent illegal trading could be subject to a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Employee’s violation and a criminal penalty of up to $25 million.

These penalties, and any SEC investigation into alleged violations, can cause serious harm to our company and the affected individuals, even if the investigation does not result in prosecution. The Board of Directors of JNS has adopted this policy statement both to help satisfy our obligation to seek to prevent insider trading and to help Employees avoid the severe consequences associated with violations of insider trading laws.

This insider trading policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with JNS. You are responsible for ensuring that you do not violate securities laws or this policy. Failure to comply with this policy may subject the violator to JNS-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

WHEN IS INFORMATION NON-PUBLIC?

Information remains non-public until it has been broadly disclosed to the marketplace (such as by press release or public filing with the SEC) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, you may not enter a trade until at least 24 hours after material information is released (which 24-hour period must include at least one full trading day, i.e., a day in which the New York Stock Exchange is open for a full day’s trading). For example, if an announcement is made on a Monday at 9:00 a.m., Tuesday after 9:00 a.m. generally would be the first time at which you could trade, and if an announcement is made on a Friday at 4:30 p.m., Tuesday at 9:00 a.m. generally would be the first time at which you could trade.

WHAT IS MATERIAL INFORMATION?

There is no bright-line test as to what constitutes “material” information, and the SEC staff has rejected the use of quantitative tests (e.g., 5% of revenue, earnings or assets) as the sole determinant of materiality. Nevertheless, information is generally considered “material” if a reasonable investor would consider it important in making his or her decisions to buy, sell or hold the securities. Either good news or bad news may be material.

Information that should be considered material includes, but is not limited to: financial condition, results of operations or cash flows; events regarding a company’s securities (such as dividend changes, repurchase plans and stock splits); earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; significant changes in assets under management or investment performance; notification by the JNS’ auditors that JNS may no longer rely on an auditor’s report; major litigation or regulatory (including SEC) matters; liquidity problems; bankruptcies or receiverships; changes in credit ratings; and extraordinary management developments.

Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading by defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

Remember, all securities transactions will be viewed after the fact. As a result, before engaging in any transaction, you should carefully consider how people might view your transaction in hindsight. Caution is important and you should not trade if you are unsure whether there is a problem. If you have any questions, you should contact a member of JNS’ Compliance Department.

WHAT IS THE DEFINITION OF TRADING?

Trading includes all purchases, sales, pledges and certain other transfers of any type of securities, including stocks, bonds, debentures, government securities, options, puts, calls and other securities, in the open market or otherwise. Trades made under JNS’ benefit plans are also covered by this Code. Accordingly, you are prohibited from making or changing your investment election, or withdrawing funds, with respect to JNS’ Employee Stock Purchase Plan (“ESPP”), as well as Company Securities and Janus Funds held through JNS’ 401(k), Profit Sharing and Employee Stock Ownership Plan (the “401(k) Plan”), while you are in possession of material non-public information. However, if subsequent to making an investment election you come into possession of material non-public information, you may continue to purchase Company Security or Janus Fund shares pursuant to that previously-made investment election. Although you may receive a stock option or exercise such option while in possession of material non-public information about JNS, you may not sell underlying shares if you possess such information (i.e., you may not effect a “cashless” stock option exercise). This includes any sale of shares which are designed to pay any applicable taxes in connection with the exercise of the option. Similar restrictions apply to investment elections under any of JNS’ deferral plans applicable to you. Please note, however, that if you are a Director or Officer of JNS subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, there are preclearance trading requirements discussed below that preclude you from making automatic elections to purchase Company Securities in a benefit plan (such as through payroll deduction). Similar preclearance trading requirements also apply to certain other Restricted Personnel – you will be notified if you are considered Restricted Personnel.

PROHIBITED TRANSACTIONS

No Trading While in Possession of Material Non-public Information. No Employee may “trade” (as defined above) any securities, including Company Securities or Janus Funds, while in possession of material non-public information with respect to those securities.

•    If you have knowledge of material information about JNS and such information is not generally known by the public, then you must not trade Company Securities (debt or equity) until such information becomes public.

•    If you have knowledge of material information about any other public issuer (including a governmental issuer and the Janus Funds) and such information is not generally known by the public, then you must not trade securities of that issuer (equity or debt) until such information becomes public.

If you are unsure whether the information you have is material or non-public, you should not trade any securities of that issuer until you have spoken with a member of JNS’ Compliance department. It goes without saying that you may not make information public so that you can purchase or sell securities of JNS or any other company, and that non-public information may only be disclosed in accordance with applicable policies and procedures of JNS by authorized persons executing their professional responsibilities on behalf of JNS.

The restrictions on trading while in possession of inside information are not limited to trading in Company Securities and the Janus Funds. They also include trading in the securities of other companies, such as customers of JNS and companies with which JNS may be negotiating major transactions, such as an acquisition, joint venture, investment or sale, or companies that have no business relationship with JNS. Information that is not material to JNS may nevertheless be material to one of those other companies. Therefore, if you have knowledge of material non-public information about another public company, whether or not you obtained the information in the course of working for JNS, and whether you received this information from the company, a JNS Employee or consultant or another person, you may not trade for your own account or the account of a fund or other client in such other public company securities. You must also report this knowledge to a JNS official; see “Reporting Inside Information” below. There are also restrictions regarding the trading of non-Company Securities under the Personal Trading Codes of Ethics Policy, and you must also know and adhere to those restrictions.

Transactions By “Related Parties.” When you are prohibited from trading securities, including Company Securities or Janus Funds because you possess material non-public information or the Window Period (discussed below) has not commenced, you may not have any other person purchase or sell securities on your behalf or disclose the information to any such person. Any purchases or sales made by another person on your behalf will be attributed to you. For example, trades in Company Securities held in street name in your account or for your benefit at a brokerage firm are prohibited if you otherwise are prohibited from purchasing or selling Company Securities.

Restrictions on insider trading apply to your parents, spouse, minor children and other persons living in your household, as well as to you. You are also expected to be responsible for compliance with this policy by any trust or estate in which you, your immediately family or personal household is a settler, beneficiary, trustee, executor or the like; any partnership in which you, your immediate family or personal household is a general partner; any corporation in which you, your immediate family or personal household either singly or together own a controlling interest; and any trust, corporation, charitable organization, or other firm, entity or group where you, your immediate family or personal household has or shares with others the power to decide whether to buy or sell securities, including Company Securities or Janus Funds (these entities, together with your parents, spouse, minor children and other persons living in your household, are referred to as “Related Parties”). Transactions that may be necessary or justifiable for independent reasons are no exception to the Policy.

Prohibition Against “Tipping.” In addition, if you disclose material non-public information about an issuer, including JNS, to another person and that person trades in securities of that issuer, both you and the other person will be liable. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not you personally derive any benefit from another’s actions.

Post-Termination Transactions. The prohibitions on trading continue to apply to transactions in JNS’ securities even after you have terminated your term on the Board of Directors or your employment or association. If you are in possession of material non-public information at the time of such termination, you may not trade in JNS’ securities until that information has become public or is no longer material.

Prohibitions Against Speculative Transactions. Employees may not engage in transactions in Company Securities that are speculative in nature. These transactions include, but are not limited to: (i) the writing of a call option and the purchase of a put option if the amount of securities underlying the option exceed the amount of securities you otherwise own; (ii) “sales against the box” (i.e., selling of borrowed securities when you own sufficient shares to cover the sale); and (iii) transacting in the securities of any entity with which, to your knowledge, JNS is discussing business matters.

Certain Other Considerations. You should also be aware that securities held in a margin account may be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or at another time when you are not permitted to trade in Company Securities, you are prohibited from meeting margin calls by selling Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person who wishes to pledge Company Securities as collateral for a loan (other than a margin loan) clearly demonstrates the financial capacity and the contractual right to repay the loan without resorting to the pledged securities.

WINDOW PERIODS FOR COMPANY SECURITY TRADES

Restricted Personnel and their Related Parties may, subject to preclearance and other limitations under this insider trading policy and unless informed to the contrary, only trade in Company Securities during the Window Period and only if they do not possess material non-public information. The Window Period will generally open twenty-four (24) hours after JNS publicly announces its quarterly earnings and will close on the last business day of quarter end. Unless Restricted Personnel has been notified by Compliance to the contrary, no securities trades may take place outside the Window Period.

PRECLEARANCE PROCEDURES

Restricted Personnel who wish to make discretionary or self-directed transactions in Company Securities are required to receive preclearance for such transactions on behalf of themselves or others, including retirement plans, trusts, IRA’s or any other account in which they exert control.

To preclear a trade, a Company Securities Preclearance Form must be submitted to Compliance. The Director of Compliance or such other Representative shall discuss the transaction with JNS’ General Counsel, Chief Financial Officer or Chief Compliance Officer. Compliance shall promptly notify the person of approval or denial for the transaction via email. Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is good for four business days from and including the day of first notification to execute the trade unless revoked by JNS prior to the expiration of the four business day period. However, if you become aware of any information about JNS that may be considered material non-public information before effecting any pre-cleared transaction, you may not trade and you should immediately consult the Director of Compliance.

In addition, JNS may determine that trading in Company Securities is inappropriate even during the established Window Period and, accordingly, may “close” the Window Period at any time. You will receive notice of any modification of the Window Period policy or of any prohibition on trading during the established Window Period. In addition, you should remember that, even if the Window Period is otherwise open for someone else, you cannot trade if you are in possession of material non-public information.

Stock options are subject to this trading Window Period only to the extent that such transactions are other than solely the exercise of an option. You may exercise your options and hold the stock at any time, even when the window is otherwise closed. However, you may not sell any stock (including stock underlying the stock option) to cover the exercise price, income taxes or for any other reason when the window is closed.

Elections concerning JNS’ Employee Stock Purchase Plan (“ESPP”), Company Securities held through the 401(k) Plan or any other stock plans with elections may be made only when the window is open and you are not in possession of material non-public information. This includes instructions to start, increase, decrease, or stop participation in these plans, or those of your Related Parties. The elections must be made in writing to JNS’ Compliance department, and are subject to the policy concerning preclearance for Restricted Personnel. Non-discretionary transactions in Company Securities (e.g., the acquisition of securities through JNS’ ESPP pursuant to existing elections or the receipt of options in Company Securities as part of a compensation or benefit plan) do not require preclearance.

With the exception of Restricted Personnel, Employees and their Related Parties will not be required to preclear their transactions in Company Securities, unless they have otherwise been informed that JNS considers them to be Restricted Personnel. However, all persons who trade securities have personal responsibility for compliance with the securities laws. If you are not within this restricted group but become aware of material, non-public information regarding JNS, it is the policy of JNS that you may not trade until after that information becomes public; and moreover, you may incur substantial personal legal liability as outlined above if you do.

BLACKOUT PERIODS UNDER THE SARBANES-OXLEY ACT OF 2002.

In addition, the Sarbanes-Oxley Act of 2002 imposed limitations on the ability of Directors and Officers to trade shares of Company Securities acquired in connection with his or her service or employment as a Director or Officer during so-called “401(k) blackout periods.” In general, transfers of securities by Directors and Officers will be prohibited, and JNS will initiate and notify Directors and Officers of a blackout period, if 50% or more of the participants in JNS’ 401(k) Plan are not able to trade Company Securities for any period of more than three consecutive business days. Violations of this provision, even if unintentional, can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

10b5-l TRADING PLANS OR ARRANGEMENTS

In certain instances, JNS’ Directors, Officers and Employees may be permitted to effect transactions in Company Securities during certain blackout periods or while in possession of material inside information if such transactions are made pursuant to pre-authorized trading plans or arrangements established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Trading Plans or Arrangements”). Rule 10b5-l requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information, and the plan must also comply with the other requirements of the Rule. Furthermore, Trading Plans or Arrangements cannot be entered into or amended except during a Window Period. The JNS Compliance Department must review and approve any such Trading Plan or Arrangement prior to its effectiveness, as well as any proposed modifications to a Trading Plan or Arrangement prior to the effectiveness of any such modification. Anyone seeking to establish a Trading Plan or Arrangement should contact the JNS Compliance Department. The acceptance by JNS’ Compliance Department of a Trading Plan or Arrangement does not, however, mean that it automatically meets the requirements of Rule 10b5-l or that persons adopting such Plans or Arrangements will be insulated from insider trading liability; it is the responsibility of the individual to ensure compliance with insider trading laws and regulations, including Rule 10b5-l.

ARRANGEMENTS WITH CONSULTANTS

From time to time, JNS or its Subsidiaries may retain the services of outside consultants to provide advice on economic, financial or political matters. Our standard agreement with consultants requires that consultants maintain the confidence of any confidential information of JNS or its Subsidiaries that is shared with them and, moreover, that they not disclose to any Employee any material non-public information without the prior written approval of the Chief Compliance Officer. However, as noted elsewhere, if you believe that you have come into possession of material non-public information from a consultant, you should take the steps outlined below under “REPORTING INSIDE INFORMATION.”

ADDITIONAL GUIDANCE

As needed, and upon notice to the Directors and Officers, JNS’ Compliance Department, in consultation with the General Counsel, may interpret and set forth guidelines for preclearance, including adding additional states and/or types of organizations (e.g., broker-dealers or securities, investment banking or insurance related firms) that are subject to preclearance restrictions. In addition, JNS may find it necessary, from time to time, to require compliance with the preclearance process from certain Employees other than and in addition to Restricted Personnel. JNS will notify each individual of the need to comply with the preclearance process.

REPORTING INSIDE INFORMATION

If you believe that you have come into possession of material and non-public information – whether from the company to which the information relates, a JNS Employee, consultant or another person – or if you have questions as to whether the information you possess is material and non-public, you should take the following steps:

•         Do not purchase or sell the securities on behalf of yourself or others, including funds/clients.

•         Do not communicate the information inside or outside of JNS, other than to the Chief Compliance Officer or the Director of Compliance.

•         Immediately advise the Chief Compliance Officer or Director of Compliance of the nature and source of such information. The Chief Compliance Officer or Director of Compliance will review the information with the Ethics Committee.

•         Depending upon the determination made by the Ethics Committee, or by the Chief Compliance Officer until the Committee can be convened, you may be instructed to continue the prohibition against trading and communication and the Director of Compliance will place the security on a Restricted List or Watch List, as described below. Alternatively, if it is determined that the information obtained is not material non-public information, you may be allowed to trade and communicate the information.

WATCH AND RESTRICTED LISTS

Whenever the Ethics Committee or the Chief Compliance Officer determines that a Director, Trustee, Officer or Employee of JNS is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any Client) such company will either be placed on a Watch List or on a Restricted List.

If the security is placed on a Watch List, the flow of the information to other JNS personnel will be restricted in order to allow such persons to continue their ordinary investment activities. This procedure is commonly referred to as a “Chinese Wall.”

If the Ethics Committee or the Chief Compliance Officer determines that material non-public information is in the possession of a Director, Trustee, Officer or Employee and cannot be adequately isolated through the use of a Chinese Wall, the company will be placed on the Restricted List. The Ethics Committee or the Chief Compliance Officer will also have the discretion of placing a company on the Restricted List even though no “break in the Chinese Wall” has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material non-public information.

The Ethics Committee or the Chief Compliance Officer will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are members of the Ethics Committee, Designated Legal or Compliance Representatives and such persons who are affected by the information. The Watch List and Restricted List are highly confidential and should not, under any circumstances, be discussed with or disseminated to anyone other than the persons noted above.

RESPONSIBILITY TO MONITOR TRANSACTIONS

Compliance will monitor, to the extent practical and required, Employee transactions of reports which are received to detect the existence of any unusual trading activities with respect to companies on the Watch and Restricted Lists. Compliance will immediately report any unusual trading activity directly to the Director of Compliance, and in his or her absence, the Chief Compliance Officer, who will be responsible for determining what, if any, action should be taken.

RECORD RETENTION

Compliance shall maintain copies of the Watch List and Restricted List for a minimum of six years.

SECTION 16 AND OTHER STATUTORY REPORTING REQUIREMENTS

Section 16 Requirements. Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applies to transactions in Company Securities by JNS insiders. “Insiders” include: (1) all members of the Board of Directors of JNS; (2) all “Officers” of JNS (“Officer” is

defined for purposes of Section 16 as the president, principal financial officer and principal accounting officer (or controller) of JNS, any vice president in charge of a principal JNS business unit, division or function (such as sales, administration or finance), any other Officer of JNS who performs a policy-making function for JNS and any other person who performs similar policy-making functions for JNS); and (3) any direct or indirect beneficial owner of more than 10 percent of any class of equity security of JNS. If you are an “Officer” within the meaning of Section 16, you have been or will be notified by JNS.

Section 16 has three principal effects: (1) it requires insiders to file reports relating to their ownership of Company Securities; (2) it provides that insiders are liable to JNS for any profits (including deemed profits) made on six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) in Company Securities; and (3) it prohibits insiders from engaging in short sales of Company Securities.

Failure to comply with Section 16’s reporting requirements can result in both civil and criminal penalties to the insider and adverse consequences to JNS. The maximum civil penalty for failure to file timely is $5,000 for an individual, except if the failure to file involves a deliberate or reckless disregard of the filing obligation, in which case the maximum is increased to $50,000, and which is further increased to $100,000 if the failure to file also results in substantial losses (or creates a significant risk of substantial losses) to others. In addition, late and erroneous reports must be disclosed in JNS’ annual proxy statement to stockholders (and that disclosure must include the name of the non-compliant insider), and must also be disclosed on the cover page of JNS’ Annual Report on Form 10-K. So that JNS can assist you with your filing obligations, please immediately report any transaction by the end of day in which it has occurred by notifying the Director of Compliance. Notwithstanding the Director of Compliance’s willingness to assist you with your filings, please remember that the reporting obligation is ultimately yours.

If you are subject to Section 16, you will be provided with a copy of the JNS Section 16 Policy and you must comply with the provisions of that Policy.

Section 13 Reporting Requirements. Under Section 13 of the Exchange Act you are required to report on Schedule 13D your ownership of Company Securities if you become the beneficial owner of more than five percent of such securities.

Rule 144 Reporting Requirements. If you are an “affiliate” of JNS disposing of registered Company Securities on the open market, you must comply with limitations imposed on the volume of your transactions in Company Securities set forth in Rule 144 of the Securities Act of 1933. In most instances you must also file a Form 144 Notice with the SEC. JNS will advise you whether JNS considers you to be an affiliate for Rule 144 purposes. Your broker can assist you in analyzing the volume limitations and in filing the Form 144. If you are transacting in unregistered securities, other Rule 144 requirements apply.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation. In addition, to help maintain the integrity and reputation of our company, you should report any matters involving violations or potential violations of this Code or applicable legal and regulatory requirements by JNS personnel. Reports may be made to your supervisor, Compliance Representative or Legal Representative. You may also make anonymous reports of possible Code violations by calling 1-800-326-LOSS. You will be protected from any employment discrimination, retaliation or retribution for good faith reporting of violations.

It is the policy of JNS not to allow discrimination, retaliation or retribution for reports of misconduct by others made in good faith by JNS personnel.

POLICY ADMINISTRATION

Responsibility for overall administration of the Code has been assigned to JNS’ Chief Compliance Officer. Under the Code of Business Conduct and Ethics Policy, all Employees of JNS have the following obligations:

1.              Read and retain this Code and to sign and submit an Acknowledgment of Receipt Form to Compliance upon commencement of employment or other services and on an annual basis thereafter. The Forms confirm that (i) you have received, read and asked any questions necessary to understand the Code; (ii) you agree to conduct yourself in accordance with the Code; and (iii) you have complied with the Code during such time as you have been associated with JNS.

2.              If requested to so do, complete and return to Compliance on an annual basis, the Conflict of Interest and Compliance Questionnaire, concerning each Employee’s compliance, or knowledge of compliance, under this Code.

3.              After return of the Questionnaire, to report any changes in the information provided to Compliance.

4.              To immediately report to JNS’ Chief Compliance Officer or to the anonymous toll-free hotline, 1-800-326-LOSS, any known or suspected criminal activity, any waste, fraud or other misconduct or any activity or conduct which could be considered as inconsistent with the letter or the spirit of this Code.

All information disclosed shall be treated in a confidential manner except to the extent necessary for the protection of JNS’ interests.

Should any Employee of JNS have any questions concerning the legality or propriety of any activity, conduct or condition, those questions may be submitted to JNS’ Chief Compliance Officer for review and advice.

WAIVERS OF THE CODE

Any waiver of this Code for executive Officers or Directors of JNS may be made only by the Board or a Board committee and will be promptly disclosed as to the extent required by law or New York Stock Exchange regulation. Any other waivers may be made by the Ethics Committee only if circumstances warrant waiver.